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EXHIBIT 21.1
LIST OF SUBSIDIARIES OF REGISTRANT

Electroglas International, Inc.
Electroglas Foreign Sales Corporation
Electroglas Kabushiki Kaishi
Electroglas GmbH
Knights Technology Holdings, Inc.
EG Soft, Inc.
Statware, Inc.